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                                                                     EXHIBIT 5.1

                                 CTS CORPORATION
                            905 West Boulevard North
                             Elkhart, Indiana 46514

                                December 26, 2001


CTS Corporation
905 West Boulevard North
Elkhart, Indiana 46514

         Re:  Sale of 1,800,000 Shares of Common Stock, without par value

Ladies and Gentlemen:

         I am Vice President, Assistant Secretary and General Counsel of CTS Corporation, an Indiana corporation (the "Company"), and have acted as counsel to the Company in connection with the issuance and sale of 1,800,000 shares of Common Stock, without par value, of the Company (the "Shares") in accordance with the Purchase Agreement, dated December 21, 2001 (the "Purchase Agreement") by and between the Company and Acqua Wellington North American Equities Fund Ltd. ("Acqua Wellington").

         In rendering this opinion, I have examined such documents and records, including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that the Shares are duly authorized and, when issued and delivered to Acqua Wellington pursuant to the terms of the Purchase Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid, and nonassessable.

         In rendering the foregoing opinion, I have relied as to certain factual matters upon certificates of officers of the Company, and I have not independently checked or verified the accuracy of the statements contained therein. In rendering the foregoing opinion, my examination of matters of law has been limited to the laws of the State of Indiana, including the applicable provisions of the Indiana Constitution, as in effect on the date hereof.
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         I hereby consent to the filing of this opinion as Exhibit 5.1 to the
Current Report on Form 8-K in order to supplement the Registration Statement No. 333-90697 on Form S-3 (the "Registration Statement") filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the "Act") and to the reference to me under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                           Very truly yours,



                                           /s/ Richard G. Cutter